Exhibit 99.1
Chegg Announces Closing of Public Offering of Common Stock and Full Exercise of Underwriters’ Option to Purchase Additional Shares
SANTA CLARA, Calif., February 22, 2021 /BUSINESSWIRE/ -- Chegg, Inc. (NYSE: CHGG), a Smarter Way to Student®, today announced the closing of its public offering of 11,274,600 shares of its common stock at a public offering price of $102.00 per share, which includes the exercise in full of the underwriters’ option to purchase an additional 1,470,600 shares of its common stock. Chegg sold 10,974,600 shares of its common stock in the offering and Dan Rosensweig, our President, Chief Executive Officer and Co-Chairperson of the Board, who is the selling stockholder, sold 300,000 shares of common stock in the offering. Chegg did not receive any proceeds from the sale of the shares by the selling stockholder.
Morgan Stanley, Goldman Sachs & Co. LLC and Allen & Company LLC acted as joint book-running managers for the offering. KeyBanc Capital Markets, Needham & Company, Raymond James, William Blair, Barrington Research, Berenberg, Craig-Hallum and Northland Capital Markets acted as co-managers.
An effective registration statement relating to these securities was filed with the Securities and Exchange Commission (the “SEC”) on February 16, 2021. The offering was made solely by means of a prospectus, copies of which may be obtained by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014 or by email at prospectus@morganstanley.com; from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com; or from Allen & Company LLC, Attention: Prospectus Department, 711 Fifth Avenue, New York, NY 10022, by telephone at (212) 339-2220, or by email at allenprospectus@allenco.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
SOURCE Chegg, Inc.

Investor Contact: Tracey Ford; ir@chegg.com
Media Contact: press@chegg.com